UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            -----------------------
                                 SCHEDULE 13D\A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)



                   SYNDICATED FOOD SERVICE INTERNATIONAL, INC.
                 F/K/A FLORIDINO'S INTERNATIONAL HOLDINGS, INC.
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                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
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                         (Title of Class of Securities)


                                  343259 10 7
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                                 (CUSIP Number)

                              ALMOND RESOURCES LTD.
                            28 CORAL DRIVE, THE GROVE
                                P.O. BOX CB-11728
                                 NASAU, BAHAMAS
                              ATTN: MANAGING MEMBER
                                  (242)328-7451
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                               September 1, 2001
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             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

CUSIP No. 343259107              SCHEDULE 13D                 Page 2  of 5 Pages


1    NAME OF REPORTING PERSONS
     S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Almond Resources, Ltd.
     Not applicable

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

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3    SEC USE ONLY


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4    SOURCE OF FUNDS

      PF

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5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(D) OR 2(E)                                   [_]


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6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Bahamas

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               7    SOLE VOTING POWER

  NUMBER OF         1,329,243

   SHARES      -----------------------------------------------------------------
               8    SHARED VOTING POWER
BENEFICIALLY
                    0
  OWNED BY
               -----------------------------------------------------------------
               9    SOLE DISPOSITIVE POWER

  REPORTING         1,329,243

   PERSON      -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER
    WITH
                    0

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11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,329,243

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12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                      [_]

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13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     16.2%(2)

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14   TYPE OF REPORTING PERSON

     00(3)
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


(1) Almond Resources Ltd. and Chan Capital Ltd., which is filing a Form 13D as of the date of this filing, are controlled by the same individual. Chan Capital holds warrants to purchase up to 500,000 warrants at $1.00 per share through September 21, 2003. Assuming that Chan Capital exercised all of its warrants, the underlying shares would represent 5.7% of the Company's outstanding common stock as of September 30, 2001, the date of the Company's most recent filing with the Securities and Exchange Commission.

(2) Based on 8,226,543 shares outstanding as of the Company's most recent filing with the Securities and Exchange Commission.

(3) Almond Resources Ltd. is an International Business Corporation organized under the laws of The Bahamas.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

None

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          Almond Resources Ltd.


February 25, 2002                        By:  /s/ Iain Brown, Jr.
                                             --------------------------------
                                             Iain Brown, Jr., Managing Member